UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 31, 2006
 Date of Report (Date of earliest event reported)

HESKA CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)

3760 Rocky Mountain Avenue
Loveland, Colorado 80538
(Address of principal executive offices, including zip code)

(970) 493-7272
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Departure of Principal Officer

5.02(b)       Carol Talkington Verser, Ph.D. voluntarily resigned her position with Heska Corporation (the “Company”) as Executive Vice President, Intellectual Property and Business Development, effective December 31, 2006 in connection with the relocation of her spouse's company outside the State of Colorado.

5.02(e)       Dr. Verser and the Company entered into a Separation and Release Agreement and Dr. Verser agreed to release the Company and certain related parties, including the Company’s officers, directors and employees, from all claims and liabilities under federal and state laws arising prior to the separation date, and to continue to abide by the terms of her Confidentiality Agreement with the Company. As consideration for the release, Dr. Verser will be paid through December 31, 2006 and be paid for all accrued and unused vacation through December 31, 2006 pursuant to Company policy, continue vesting through January 31, 2007 of all stock options and other equity awards isssued to Dr. Verser and remain eligible to receive a payment under the Company’s 2006 Management Incentive Plan, when and if such payments are approved by the Compensation Committee.

Additionally, Dr. Verser and the Company have entered into a Consulting Services and Confidentiality Agreement dated January 1, 2007. Dr. Verser will be available to consult with the Company from January 1, 2007 through December 31, 2007, at which time the agreement may be renewed upon mutual written consent.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION
Dated: January 3, 2007	By: /s/Jason A. Napolitano JASON A. NAPOLITANO Executive Vice President and Chief Financial Officer